                                  VUL  PruLife Custom Premier II

                                    Prospectus Filing May 2007

           Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, and how charges against sub-account assets were deducted from annual investment returns of the sub-accounts

           Hypothetical Gross Annual Investment Return                                6.00%
           less          Arithmetic Average of
                         Total Contractual Porfolio Expenses            -             0.91%
           less          Guaranteed
                         Mortality and Expense Fee                      -             0.45%
                                                                               -------------
                                                                               -------------
           Fund Crediting Rate (Net Annual Investment Rate)             =             4.64%

                                  VUL  PruLife Custom Premier II
                                                  Prospectus Filing May 2007

   Male    Non-Smoker Plus                           Level Death Benefit  (Type A)
Age:                  32                             CVAT
Face:            100,000                             Maximum Charges
TTR:                   0                             Assume Annual Payment of 1200 in all years
                                                     Hypothetical Annual Return of 6% Gross, 4.64% Net
Policy --- Year 5
                             (0a)          (0b)           (1)          (2)         (3)         (4)        (5)         (6)            (7)          (8)            (9)              (10)          (11)           (12)             (13)               (14)
                              BOP           BOP                                    Per         Per      Montly                      Total                       Total             EOP                          EOP              EOP                EOP
                           Contract        Accum        Premium    Per Policy    Premium      $1,000     Cost       Monthly       Contract     Surrender         Cash            Basic        Corridor       Corridor          Death              Accum
  Month        YEAR          Fund          Prems         Paid         Loads       Loads        Load     Of Ins      Interest        Fund        Charges       Surr Value           DB          Factor           DB            Benefits          Prems Paid

    1            5           2,557         5,300        1,200              9       162          12         15            13         3,573          847             2,726        100,000         4.08          14,576           100,000             6,521
    2            5           3,573         6,521             -             9         -          12         15            13         3,550          847             2,703        100,000         4.08          14,486           100,000             6,542
    3            5           3,550         6,542             -             9         -          12         15            13         3,528          847             2,681        100,000         4.08          14,395           100,000             6,564
    4            5           3,528         6,564             -             9         -          12         15            13         3,506          847             2,659        100,000         4.08          14,303           100,000             6,585
    5            5           3,506         6,585             -             9         -          12         15            13         3,483          847             2,636        100,000         4.08          14,212           100,000             6,607
    6            5           3,483         6,607             -             9         -          12         15            13         3,461          847             2,614        100,000         4.08          14,120           100,000             6,628
    7            5           3,461         6,628             -             9         -          12         15            13         3,438          847             2,591        100,000         4.08          14,027           100,000             6,650
    8            5           3,438         6,650             -             9         -          12         15            13         3,415          847             2,568        100,000         4.08          13,935           100,000             6,672
    9            5           3,415         6,672             -             9         -          12         15            13         3,393          847             2,546        100,000         4.08          13,842           100,000             6,694
    10           5           3,393         6,694             -             9         -          12         15            13         3,370          847             2,523        100,000         4.08          13,748           100,000             6,716
    11           5           3,370         6,716             -             9         -          12         15            13         3,347          847             2,500        100,000         4.08          13,654           100,000             6,738
    12           5           3,347         6,738             -             9         -          12         15            13         3,324          847             2,477        100,000         4.08          13,560           100,000             6,760

( 0a)      BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)      BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)       Premium paid  = 1200

(2)       Per Policy load = $9 per month in year 5.

(3)       Sales and Admin Load = 13.5% of premium paid

(4)       Per $1,000 load  -   $0.12 per month per 1,000 of insurance amount

(5)       Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male

(6)       Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.64% is the crediting interest rate.

(7)       Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)       Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $847 and surrender charge percentage = 100% for the 5th policy year.

(9)       Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)       EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)       Corridor factor  - cash value accumulation corridor factor for Male age 32  CVAT

(12)       EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)       EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)       EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5